Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ  07922

Genta Completes Financing of Up to $12.0 Million

-- Proceeds enable initiation of randomized trials of tesetaxel in both gastric and breast cancer

-- Transaction eliminates conversion price reset and requirement for reverse stock split

BERKELEY HEIGHTS, NJ – March 29, 2012 – Genta Incorporated (OTCBB:  GNTA.OB) announced today that the Company has entered into definitive agreements with institutional investors in a private placement to sell Senior Secured Convertible Notes for up to $12.0 million in aggregate gross proceeds before fees and expenses.  The transaction is expected to close with initial gross proceeds of $2.0 million on or about March 30, 2012, subject to satisfaction of customary closing conditions.  Proceeds of the financing will be used to initiate late-stage, randomized clinical trials with tesetaxel in two major oncology indications: gastric cancer and breast cancer.  Tesetaxel is the leading oral taxane in clinical development.

“We greatly appreciate the investors’ continued interest and enthusiasm for the Company’s major initiatives,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “Gastric cancer and breast cancer are unmet global needs, and they remain the lead indications for registration of tesetaxel.  We look forward to the announcement of the trial initiations along with key features of their design and objectives.”

Summary of Financial Terms

The $12.0 million of Senior Secured Convertible Notes issued pursuant to this transaction have a 10-year term, bear an annual interest rate of 6%, payable semi-annually, and will be convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every $100.00 of principal that is converted.  Certain provisions from prior transactions, including a requirement that the Company implement a reverse stock split and a conversion price reset of existing convertible notes following such reverse stock split, will be eliminated upon the closing of this transaction.

An initial tranche of $2.0 million in gross proceeds from this transaction will be made immediately available to the Company.  Additional funds of up to $10.0 million may be received following the purchase of subsequent notes, at the investor’s discretion.

Additional terms of this transaction are disclosed on a Form 8-K filed by the Company.

This press release is not an offer to sell or solicitation of an offer to buy, nor shall there be any sales of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  These securities were offered only to accredited investors.  The securities referenced herein have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to close additional amounts under this secured note financing;
•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;

•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2011 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com